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                                                                 Exhibit 99.B


                                                              April 30, 2001

To Our Members,

Enclosed ["Attached" for purposes of web site posting] is TruServ's unaudited year 2000 financial statements and accompanying unaudited notes to those financial statements. By this time of the year, in prior years, you would have received your cooperative's annual report, which would include audited financial statements. Further, TruServ would have filed its Form 10K with the SEC. Please let us explain the reason for the unaudited financial statements.

As you may be aware, TruServ was not in compliance with one of the covenants under its senior debt agreements at the February 2001 month end. TruServ's senior debt agreements are comprised of revolving credit facility and note agreements. The particular covenant, which was not complied with, is called a borrowing base calculation. At each month end, the ratio of the amount of qualified assets divided by the amount of senior debt outstanding must equal or exceed 120%. At February 2001-month end, the actual calculated ratio was below the 120% requirement. Although the event of this covenant default occurred after TruServ's December 31 fiscal year end, this event did occur prior to the completion of our independent public accountants' audit of TruServ's year 2000 financial results.

In this type of circumstance, in order for the independent public accountants to issue an unqualified audit opinion (i.e., a "clean opinion"- the type that has been issued in prior years), the independent public accountants require that a company "cures" the covenant default by amending the existing debt agreements or entering into a new agreement. Then the company must demonstrate, through its financial projections, that for a period of at least 366 days following the date of the independent public accountants' opinion, that it expects based upon information available today, to be in compliance with all of its debt covenants. All else being equal, when we satisfy the above conditions related to financing, we expect PricewaterhouseCoopers to issue their unqualified audit opinion on our year 2000 financial statements. Our goal is to have this occur in the next 90 to 120 days. When the audit opinion is rendered, we would file our Form 10K.



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We were initially proceeding down the path of amending our existing senior debt agreements, some of which were originally scheduled to expire next year in June 2002. However, we were finding that an amendment, which would be costly to your cooperative, would not be flexible enough in its terms with respect to certain changes we anticipate making in the business. As such, it was determined that proceeding down the alternate path of entering into a new agreement was a better choice.

We have been in discussions with three separate asset based lending groups, one of which is part of our current lead lender's bank. Each of these lending groups will be providing us term sheets. Then conditional upon satisfactory due diligence and value of the assets, among other requirements, a formal debt agreement is put in place with the selected lending group. In an asset based lending arrangement, the lenders have third party appraisers value our fixed assets and inventory. They then lend us funds based upon percentages of our net accounts receivable, inventory (at market value) and fixed assets (at market value). A "ceiling" amount of borrowings is set at the front end. Based upon the normal changes in our accounts receivable and inventory, the actual borrowings fluctuate up and down, but must always be under the predetermined "ceiling" amount. The financial covenants under this type of agreement are usually minimal.

As of this date, we have received one of the term sheets and expect the remaining two term sheets within the next two weeks. Whichever lender we select to work with will then get other lenders to join their lending group or syndicate. Management believes the above type of agreement can be put into place and provide adequate liquidity to TruServ along with additional initiatives.

As a result of the covenant default, our existing senior debt lenders issued, at the end of March 2001, reservation of rights letters ("letters") which permitted us to make the patronage dividend payment to you. The letters also preserved all the lenders' rights while your cooperative works out an amendment or a new debt agreement. Further, the specific letter with the group of banks, which provide our revolving credit facility, required a reduction of our maximum borrowing from $275,000,000 to $225,000,000. To date that has not presented an issue, as TruServ has not had a need to borrow, on any given day, an amount close to


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the new "ceiling". The banks have verbally agreed to extend their letter to July
31, 2001 with the same borrowing "ceiling" and certain other requirements.

In order to ensure that the borrowings that can be made available to your cooperative provide adequate liquidity, Management is taking action to right size the cost structure in line with the expected revenues for the year. Cost reduction plans effecting administrative costs as well as costs at the distribution centers are being developed; certain initiatives have been implemented. As soon as these plans are finalized, further information will be shared with you.

The cost reduction initiatives are only a part of the equation necessary to restore profitability to your cooperative. Your active participation in your cooperative through increasing your warehouse purchases of product from the cooperative is essential. We have a strong organization with many retail advantages for you. As we reset the cooperative to become profitable and provide strong cash flow, we need your support. This cooperative operates for your benefit. We need your assistance and together, we will succeed.

At our upcoming Spring Market, we will be holding four meetings to provide you with the opportunity to address Management with any questions you may have pertaining to financing plans or other issues.

We look forward to seeing you in Atlanta.

Donald J. Hoye
President and Chief Executive Officer

Pamela Forbes Lieberman
Senior Vice President Finance




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This letter "To Our Members" contains forward-looking statements that are based on management's expectations, estimates, discussions with lenders, and assumptions. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guaranties of future performance and involve certain risks and uncertainties that are difficult to predict. Therefore, actual future results and trends may differ materially from what we forecast due to a variety of factors, including without limitation, our assumptions about financing requirements and terms, interest rate functions, capital requirements of the Company and trends in our industry.